Registration Number:


                                   UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                   FORM SB-2/A


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No. 12)


                              WILON RESOURCES, INC.
                            ------------------------
                             (Name of small business
                             issuer in its charter)


       Tennessee                      1311                       62-1757285
-----------------------   ----------------------------      -------------------
(State of incorporation   (Primary Standard Industrial       (I.R.S. Employer
   or jurisdiction         Classification Code Number)      Identification No.)
   of organization)


        931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


        931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

 Harry Thompson, 931 Ashland Terrace, Chattanooga Tennessee 37415 (800) 509-8853
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

     Copies to:
     Louis M. Smith, Esq.
     4306 Talahi Way
     Louisville, Kentucky  40207
     Phone: (800) 509-8853
     Fax:   (423) 876-8549





     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------


                         CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
      Title of                             Maximum      Maximum
   Each Class of              Amount      Offering     Aggregate    Amount of
 Securities Being             Being       Price Per    Offering   Registration
    Registered              Registered     Unit (1)     Price(1)       Fee (2)
-------------------------------------------------------------------------------

Common stock                 4,000,000      $ 1.00    $ 4,000,000    $506.80

                                                       ----------    -------
TOTAL                                                 $ 4,000,000    $506.80
                                                       ==========    =======
(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457.
(2)  Previously paid.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



    The information in this prospectus is not complete and may be changed.
    ---------------------------------------------------------------------
These securities may not be sold until the registration statement filed with the
--------------------------------------------------------------------------------
securities and exchange commission is effective. This prospectus is not an offer
--------------------------------------------------------------------------------
to sell, nor does it seek an offer to buy, these securities in any state where
------------------------------------------------------------------------------
the offer or sale is not permitted.
-----------------------------------

Subject to completion: Dated October 11, 2005

PROSPECTUS

                              WILON RESOURCES, INC.

                        4,000,000 SHARES OF COMMON STOCK


     This prospectus relates to the sale of 4,000,000 shares of common stock of our initial public offering at a price of $1.00 per share. We are offering on a best-efforts no minimum up to a maximum of 4,000,000 shares. There will be no escrow/trust fund and the Company will have immediate use of such funds.

     The offering will expire two years from the effective date of the registration statement of which the prospectus is a part. None of our securities trades on any securities market and currently, no public market exists for the shares. We will offer the common stock in this offering on behalf of the Company.
      As you review the prospectus, you should carefully consider the matters
      -----------------------------------------------------------------------
described in "Risk Factors" beginning on page 5.
------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities
----------------------------------------------------------------------------
commission has approved or disapproved of these securities or passed on the
---------------------------------------------------------------------------
accuracy or adequacy of the prospectus. Any representation to the contrary is a
-------------------------------------------------------------------------------
criminal offense.
-----------------
                                                Per share      Total
                                             ------------ ----------------
Public offering price                           $1.00       $4,000,000
Proceeds to Company                                         $4,000,000 (1)

(1) No underwriting discount or commission will be paid to any person in connection with this Offering. Upon completion of this Offering, the
       Company will receive the entire proceeds of the Offering of up to the 4,000,000 shares of common stock before deducting expenses of the Offering payable by the Company estimated at $35,507.

    The shares will be ready for delivery on or about __________, 2005.



            The date of this prospectus is October 11, 2005.



////PAGES SUBJECT TO CONFIRMATION////






                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

Prospectus Summary.....................................................     1
The Offering...........................................................     2
Summary Financial Information..........................................     3
Risk Factors...........................................................     5
Use of Proceeds. ......................................................    10
Determination of Offering Price .......................................    11
Dilution ..............................................................    11
Plan of Distribution ..................................................    12
Capitalization.........................................................    13
Dividend Policy........................................................    13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations............................................    14
Our Business...........................................................    20
Management.............................................................    31
Certain Related Party Transactions.....................................    35
Principal Stockholders.................................................    36
Description of Securities..............................................    37
Shares Eligible for Future Sale........................................    39
Where You Can Find More Information....................................    39
Legal Proceedings......................................................    40
Legal Matters..........................................................    40
Experts................................................................    40
Financial Statements...................................................    F-1



     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.









                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in the prospectus including our financial statements and notes to those statements appearing elsewhere in the prospectus. The prospectus contains forward-looking statements based on current expectations of our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the "Risk Factors" section and elsewhere in the prospectus.

     We are an independent natural gas company engaged in exploration, development and production activities in the Appalachian Basin, particularly in Wayne County, West Virginia and Magoffin County, Kentucky. Our business strategy focuses primarily on the drilling/acquisition of proved developed and undeveloped properties and on the enhancement and development of these properties. We operate gas wells in which we own the majority of the working interest and also own and operate a gas gathering system in Wayne County, West Virginia which gathers natural gas from our wells.

     We were formed under the laws of Tennessee  in October,  1998.

    Our executive officers are located at 931 Ashland Terrace, Chattanooga Tennessee 37415; and our telephone number at that address is (800) 509-8853.


                                      1




                                  THE OFFERING


Common stock offered   ..........  4,000,000 shares common stock




Shares outstanding after
  this offering     ..............15,995,000 shares of common stock



Use of  proceeds.................  Drilling of natural gas wells,
(only common stock                 develop our existing wells and
 offered)                          extend gathering system.


Risk factors                       An investment in our shares involves risks.
                                   Please read "Risk Factors" beginning on page five of this prospectus.





                                          2









                         SUMMARY FINANCIAL INFORMATION

SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary financial data for the nine months ended June 30, 2005(unaudited) and 2004(unaudited) and for the years ended September 30, 2004 and 2003.

Statement of Operations


                                           Unaudited
                                       For the nine months     For the years
                                        ended June 30,       ended September 30,
                                       2005         2004       2004        2003
                                    ---------    ---------  ----------   -------


Revenues:
Gas sales                         $1,541,066  $1,202,048   $1,559,869 $1,079,366
Sale of royalty interest in gas
  producing properties                   0             0            0    316,942
                                     -------     -------      -------    -------
    Total revenues                 1,541,066   1,202,048    1,559,869  1,396,308
                                     -------      -------     -------    -------

Cost of gas and drilling production  805,648     489,581      612,465    363,419
Selling, general and administrative 261,884 233,221 506,807 475,189 Depreciation, depletion and
amortization                          92,460      66,102       92,460     73,874
                                      -------    -------     -------     -------
         Total expenses            1,159,992     788,904    1,211,732    912,482
                                      -------    -------     -------     -------

Operating income                     381,074     413,144      348,137    483,826
Interest income                            0         992        1,142        912
Interest (expense)                    (1,041)          0        (345)          0
                                      -------    -------      -------    -------

Net income before income tax expense 380,033     414,136      348,934    484,738

Provision for income taxes           129,211     140,806      118,638    122,993
                                    --------    ---------   ---------   --------

          Net Income               $ 250,822   $ 273,330   $  230,296 $  361,745
                                    =========   ==========  ==========  ========
Basic and diluted earnings
  per common share                  $    .02    $    .02   $      .02 $      .03
                                   ==========   ==========  =========    =======
Weighted average shares outstanding,
  basic and diluted               11,995,000   11,995,000  11,995,000 11,995,000
                                   ==========   ==========  =========  =========




                                                3


                                            Unaudited
                                       For the nine months     For the years
                                         ended June 30,     ended September 30,
                                       2005         2004      2004        2003
                                    ---------    ---------  ----------   -------
Operating Data
Net production:
   Natural gas-Net Sales          $ 656,827    $660,280   $ 870,367   $ 569,839
   Natural gas (Mcf)                344,757     299,017     398,690     288,601

Average sales price:
   Natural gas (per Mcf)          $    4.42    $   3.74   $    4.42   $    3.74

Other Financial Information:
Net cash provided by
Operating activities              $ 346,974   $ 494,829   $ 460,415   $ 183,727

Cash used by investing activities:
Capital expenditures              $ 312,212   $ 427,672   $ 461,133   $ 158,567

Net cash provided (used) by financing
Activities-net debt repayments    ($ 5,005)   ($  6,921)  $  19,556  ($  18,810)



                                     Unaudited
                                   As of June 30,        As of September 30,
                                  2005       2004         2004         2003
Balance Sheet Data
Total assets                    $1,703,768 $1,488,554  $1,454,259   $1,087,447

Long-term debt                  $   19,958 $        0  $   23,267   $    3,896

Stockholders' equity            $1,537,287 $1,329,499  $1,286,465   $1,056,169









                                       4



                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus, including the financial statements and related notes, before investing in our common stock. These risk factors are all those which we believe are material to our business. Risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also impair our business. If any of the following risks actually occurs, our business, financial condition or results of operations will likely suffer.

                                RISKS RELATING TO OUR BUSINESS

     Natural gas prices are volatile. A substantial decrease in prices would decrease our revenues and the value of our natural gas properties.


     The prices we receive for our gas are volatile. Our future financial condition and results of operations, and the value of our natural gas properties, will depend upon market prices for natural gas. Natural gas prices historically have been volatile and will likely continue to be volatile in the future. Prices for natural gas are dictated by supply and demand. The factors affecting supply include:

* the availability of pipeline capacity;

* domestic governmental regulations and taxes; and

* political instability or armed conflict in gas producing regions.

The factors affecting demand include:

* weather conditions;.

* the price and availability of alternative fuels;

* the price and level of foreign imports; and

* the overall economic environment.


     These factors and the volatility of the energy markets make it extremely difficult to predict future gas price movements with any certainty. Price fluctuations can materially adversely affect us because:

* price decrease will reduce our revenues;

* price decreases may make it more difficult to obtain financing for our drilling and development operations through sponsored drilling investment partnerships, borrowing or otherwise; and


* price decreases may make some reserves uneconomic to produce, reducing our reserves and cash flow.

                                       5



If we cannot replace reserves, our revenues and production will decline.



     We face risks in acquiring and drilling wells in that they may not produce as anticipated or which would reduce our revenues and reduce or eliminate our profits. The future success of our operations will be largely dependent upon our ability to replace and expand our gas and oil reserves through the acquisition of producing properties and the development of natural gas reserves. Without successful acquisitions and exploitation, exploration and development operations, we will not be able to replace the reserves depleted by production, and our revenues will decline over time. Successful acquisition of producing properties generally requires, among other things, accurate assessments of recoverable reserves, future natural gas prices, operating costs and potential environmental risks and other liabilities. Such assessments are necessarily inexact and their accuracy is inherently uncertain. Development of our natural gas reserves involves the risk that no commercial production will be obtained or that production will be insufficient to recover drilling and completion or cleaning and reworking costs. Drilling also may be curtailed, delayed or canceled as a result of many factors, including, among other things, unacceptably low prices, title problems, weather conditions, labor shortages and equipment delivery problems. We may not be able to market our natural gas and thus fail to generate revenue from gas we are capable of producing from our wells.


     Estimates of proved reserves may vary and, as a result, revenues from production may vary significantly from our expectations.

     We base our estimates of our proved natural gas reserves and future net revenues from those reserves upon analyses that rely upon various assumptions,

including those required by the Securities and Exchange Commission, as to natural gas prices, taxes, development expenses, capital expenses, operating expenses and availability of funds. There are numerous uncertainties inherent in estimating quantities of reserves of gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond the Company's control. The reserve estimates in this prospectus are based on various assumptions, including, for example, constant gas prices, operating expenditures and the availability of funds, and, therefore, are inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable gas reserves may vary substantially from those in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this prospectus. Additionally, the Company's reserves may be subject to downward or upward revision based upon actual production performance, results of future development and exploration, prevailing gas prices and other factors, many of which are beyond the Company's control.


                                        6



Competition in the natural gas industry is intense, which may adversely affect our ability to acquire gas properties and companies and to obtain capital.

     The availability of a ready market for our gas depends on numerous factors beyond our control, including, among other factors, the demand for and supply of natural gas, the proximity of our natural gas and oil reserves to pipelines, the capacity of such pipelines, the cooperation of pipeline owners, general economic conditions, fluctuations in seasonal demand and the effects of inclement weather and governmental regulation. In addition, even if we enter into natural gas purchase arrangements, we may subject to the risk of periodic reduced purchases, flexible pricing or access to pipelines. Any significant reduction or curtailment of production for an extended period of time will reduce or our revenues and reduce or eliminate our profits.


     Our   operations   may  incur   substantial   liabilities  to  comply  with
environmental laws and regulations, well blowouts, pipeline ruptures and other operating losses to us.

     We face operating hazards and environmental risks which could subject us to litigation or prevent us from producing natural gas from our wells which could destroy our business. We are subject to all risks normally incident to the development, production and transmission of natural gas, including pipeline leaks, uncontrollable flows of gas, oil, brine or well fluids into the environment, fires, explosions, cratering, pollution and other environmental risks. The occurrence of any of these hazards could, nonetheless, result in substantial losses due to damage or destruction of gas and oil wells, formations or production facilities, damage or injury to property and persons or suspension of operations. We maintain insurance coverage, in amounts and against risks which we believe to be appropriate, taking into account our size and the scope of our operations. Our insurance policies, however, have standard exclusions. Losses can occur from an uninsurable risk or in amounts more than existing insurance coverage. The occurrence of an event, which is not insured or not fully insured, would reduce our cash, and our earnings and could destroy our business.

                                       7




     Our future success is dependent, in part, on the performance and continued service of our President.

     One of our four directors do not have any prior business experience in natural gas production. The Company depends to a large extent on the services of the President of the Company and a loss of his services would have a material adverse effect on our financial condition, operating results, and on the public market for our common stock.

     Our controlling shareholders may exercise significant control over us following this offering, depriving other stockholders of the ability to elect directors or effect other corporate actions.

     The Company's executive officers and directors and certain 5% shareholders hold approximately 87% of the Company's outstanding shares of common stock. As a result, officers, directors and such shareholders have the ability to exert significant influence over the business affairs of the Company, including the ability to control the election of directors and results of voting on all matters requiring shareholder approval. This concentration of voting power may delay or prevent a potential change in control.

Our revenue model may not be successful and our business may decline.

     Our revenue model calls for increased production from existing wells and production from new wells. It also calls for our ownership of the entire working interest of the wells we acquire and for the formation of gas well partnerships and other ventures. We can give no assurance that this revenue model will be successful. If it is not successful, our plans to expand production will not come to fruition and our revenues and earnings will decline. We depend on income from a narrow range of activities so that we cannot leverage any adverse economic circumstances with revenues from other businesses; and, as a result, our business could decline. We intend to derive our revenue from the purchase and development of gas wells in Appalachia. We cannot predict our total revenue as that is a function of the productive capacity of our existing and future wells and the price we receive for the gas we sell. If revenues from Appalachia gas wells do not materialize or are not as robust as we predict, our business; and hence our financial condition would decline.


                                        8



     Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

     Trading in our common stock is subject to the requirements of certain rules under the Exchange Act which require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market liquidity of our Common Stock.

     There is presently no market for our common stock and such market may not develop. In addition, our stock price may be volatile.

     There is no assurance that a ready public market for our securities will develop. It is likely that any market develops for our Common Stock will be highly volatile and that the trading volume in such market will be limited. The trading price of our Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of drilling results by the Company and other events or factors. In addition, the U.S. stock market has from time to time experienced extreme price and volume fluctuations that have affected the market price for many companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's securities.


     In the event that none or partial offering is sold, we may not have suff-icient proceeds to implement our business plan which would cause our company to fail.

     If none or a partial offering is sold, we may not have sufficient proceeds to implement our sales and business expansion or fund our working capital. To the extent that other sources of funds are not available, we will not be able to expand operations beyond current levels and we may be required to cease some or all of our operations. The partial offerings would be any sales less than the maximum 4,000,000 shares offered with levels of priority funding at 10%,25%,50%, and 75%.

        We will have immediate availabilty of the proceeds of the offering with-out placing in an escrow account.


        The proceeds of the offering will be immediately available to us and not placed in an escrow account and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appro-privately as stated in the use of proceeds table.

                                           9



                                   USE OF PROCEEDS


     We estimate that the net proceeds from our sale of 4,000,000 shares of common stock in this offering at an initial public price of $1.00 per share, after deducting estimated offering expenses payable by us, will be approximately $3,964,000. We expect to use the net proceeds to expand our lease holdings,re-work and deepen existing wells, and extend our gathering system. The estimated cost of drilling new wells is approximately $280,000 per well, re-working and deepening our existing wells will be approximately $150,000 per well and the estimated cost on extending the gathering system will be approximately $1,500,000. If all or a substantial part of the offering is not sold, the number of wells to be reworked will be decreased by the amount of net proceeds received. The following table details the Company's projected use of proceeds based on a best-efforts no minimum offering.

                                                              Maximum-100%
                 Use of Proceeds                     (Before estimated expenses)

        Drilling of new gas wells                             $ 1,500,000
        Develop existing wells                                  1,000,000
        Extending gathering system                              1,500,000
                                                              -----------
                Total                                         $ 4,000,000
                                                              ===========

      Levels and Priority of Funding                 (Before estimated expenses)
      Partial Offering:
      Partial Offering to be used as follows:
             0- 10% - All proceeds toward drilling of wells     $   400,000
            11- 25% - All proceeds toward drilling of wells     $ 1,000,000
            26- 50% - First funding of $1,350,000 toward
                   drilling of wells and balance toward
                   development of existing wells                $ 2,000,000
            51- 75% - All proceeds toward drilling of wells,
                   development of existing wells and balance
                   toward extending gathering system            $ 3,000,000


                                         10





                           DETERMINATION OF OFFERING PRICE

     Since there is no established public market for the common stock being registered, the offering price of $1.00 per share has been arbitrarily determined by the Company based upon our assessment of the value of our company compared to others in our market. It bears no relation to the Company's assets, book value, or any other customary investment criteria, including the Company's prior operating history. Among factors considered by the Company in determining the offering price were estimates of the Company's business potential, the limited financial resources of the Company, the amount of equity and control desired to be retained by the present stockholders, our ability to expand and develop our operations based upon the capital provided by this offering and the potential value of our company if we are successful in implementing our business plan.
                                      DILUTION

     If the maximum offering of 4,000,000 shares of common stock are sold, persons who purchase the common shares will own 25.01% of the Company's common stock. Present shareholders acquired their shares of common stock at prices substantially below the offering price times the number of shares of common stock. Thus, upon completion of the offering, there will be an immediate substantial dilution to subscribers in the book value of each common share, and the present shareholders will realize an immediate increase thereon. The shareholders purchasing the common shares will suffer an immediate dilution in in the net tangible book value of shares held by them.
The immediate dilution in value is due in part to the lower net tangible book value of the shares of common stock outstanding prior to the offering and to the payment of the offering expenses.The following table illustrates this per share dilution:

                                               Assuming
                                10% of    25% of    50% of     75% of   100% of
                               Offering  Offering  Offering   Offering Offering
                               --------  --------   -------- --------  --------
Assumed public offering price
  per share                       $1.00     $1.00    $1.00      $1.00     $1.00

Net tangible book value per
  share as of June 30,2005 $.12


Increase per share attributable
  to this offering                  .03       .06      .11        .16       .20

Pro forma net tangible book
  value per share after this
  offering                          .15       .18      .23        .28       .32

Dilution to new investors           .85       .82      .77        .72       .68

Percentage of dilution              85%       82%      77%        72%       68%



                                          11


                                PLAN OF DISTRIBUTION

Shares to be sold by Us

     We are offering to sell on a best-efforts no minimum basis up to 4,000,000 shares of common stock with no escrow/trust fund giving the Company immediate use of funds. There is no commitment on the part of any person to purchase and pay for any shares. No commission will be paid with respect to the sale of the common stock. This offering is intended to be made solely by the delivery of this Prospectus.

     We have not entered into any underwriting agreement, arrangement or understanding for the sale of the common stock being offered. In the event we retain a broker who may be deemed an underwriter after the effectiveness of this Registration Statement, we will file a post-effective amendment to this Registration Statement with the Securities and Exchange Commission.

     Prior to this offering there has been no public market for our common stock. The offering price of the shares was determined by us based upon our assessment of our value compared to others in our market.




                                          12




                                   CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2004
and June 30, 2005(unaudited).              (unaudited)
                                             June 30,            September 30,
                                               2005                    2004
                                           -----------            -----------

Long-term debt                             $   19,958             $   23,267
                                           ----------              ---------
Shareholders' equity:

Preferred stock $.001 par value;
    Authorized 10,000,000 shares; issued
    And outstanding -0- shares                      0                      0

Common stock $.001 par value;
   authorized 50,000,000 shares; issued
   and outstanding 11,995,000 shares           11,995                 11,995

Retained earnings                           1,525,292              1,274,470
                                            ---------              ---------
Total shareholders' equity                  1,537,287              1,286,465
                                            ---------              ---------
Total capitalization                       $1,557,245           $  1,309,732
                                            =========              =========





                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.




                                         13




           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                            AND RESULTS OF OPERATIONS


Overview
--------

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes appearing elsewhere in the prospectus.

     It is difficult for us to forecast our revenues or earnings accurately. We believe that future period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance as we have and will have no backlog of orders. Our operating results in one or more future quarters may fall below investor expectations which, assuming our common stock trades on a recognized market, would almost certainly cause the future trading price of our common stock to decline. You should read the following discussion together with the consolidated financial statements and their accompanying notes, included elsewhere in the prospectus.

     We are engaged in the acquisition and enhancement of developed natural gas producing properties and the exploration, development and efficient production of undeveloped natural gas properties which we own in whole or in part. We derive our revenues from our own gas production, well operations, gas gathering, and gas marketing services. We also derive income from the sale of interests in our gas producing properties.

Critical Accounting Policies and Estimates
------------------------------------------

     Our results of operations are based on the preparation of financial statements in conformity with accounting principles generally accepted in the United States. The preparation of financial statements requires management to select accounting policies for critical accounting areas as well as estimates and assumptions that affect the amounts reported in the consolidated financial statements. Significant changes in assumptions and/or conditions in our critical accounting policies could materially impact our operating results.

     Our significant accounting policies are described in Note A to the financial statements. We believe our most critical accounting policies include revenue recognition as it relates to the method of accounting for gas properties, recognition of income and costs, deferred revenue and accounting for income taxes.

                                       14



     We use the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interests in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the we have no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

     When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to our current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees due us related to our management of various partnerships. We follow Statement of Financial Accounting Standards ("SFAS") No. 121 which requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

     On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. The carrying cost of unproved properties is not significant.

     Income  taxes are  accounted  for under  the  asset and  liability  method.

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                       15



     The following table is a review of the results of our operations for the fiscal years ended September 30, 2004 and 2003 and nine months ended June
30, 2005 and 2004(unaudited). All items in the table are calculated as a percentage of total revenues.


                                                                Unaudited
                                        Fiscal Years Ended    Nine Months Ended
                                           September 30,          June 30,
                                       -------------------    ------------------
                                          2004       2003       2005     2004
                                       -------------------    ------------------
Revenues:
  Gas Sales                             100.0%      77.3%      100.0%   100.0%
  Sale of royalty interest
    in gas producing properties            .0%      22.7%         .0%      .0%
                                        ------     ------       -----    -----
Total Revenues                          100.0%     100.0%      100.0%   100.0%
Expenses:
  Gas production and drilling costs      39.3%      26.0%       52.3%    40.7%
  General and administrative  .          32.5%      34.0%       17.0%    19.4%
  Depreciation, depletion and
     Amortization                         5.9%       5.3%        6.0%     5.5%
  Interest (expense)                      0.0%      (0.0%)       0.0%     0.0%

Net income before income tax expense     22.3%      34.7%       24.7%    34.4%

Provision for income taxes                7.5%       8.8%        8.4%    11.7%

Net Income                               14.8%      25.9%       16.3%    22.7%
                                          ====       ====       =====     ====

     The following discussion and analysis reviews our results of operations and financial condition for the years ended September 30, 2004 and 2003 and for the nine months ended June 30, 2005(unaudited) and 2004(unaudited). This review should be read in conjunction with the Financial Statements and other financial data presented elsewhere herein.

COMPARISON OF THE YEARS ENDED SEPTEMBER 30, 2004 AND SEPTEMBER 30, 2003 AND THE NINE MONTH PERIODS ENDED JUNE 30, 2005(UNAUDITED) AND 2004(UNAUDITED).
--------------------------------------------------------------------------------
     The following statements of income shows the results of operations for the year ended September 30, 2004 and the comparable year ended September 30, 2003 and the results of operations for the nine months ended June 30, 2005 (unaudited) and the comparable nine months ended June 30, 2004 (unaudited).


     Information presented below and in the following discussion which relates to the years ended September 30, 2004 and 2003 was derived from audited financial information.


                                       16




                                              For the years ending September 30,
                                                    2004                2003
                                                 ----------         ----------
Revenues:
  Gas sales                                     $1,559,869         $1,079,366
  Sales of royalty interest in gas
    producing properties                                 0            316,942
                                                   -------            -------
    Total revenues                               1,559,869          1,396,308
                                                   -------            -------

Cost of gas and drilling production                612,465            363,419
Selling, general and administrative                506,807            475,189
Depreciation, depletion and amortization            92,460             73,874
                                                   -------            -------
         Total expenses                          1,211,732            912,482
                                                   -------            -------

Operating income                                   348,137            483,826
Interest income                                      1,142                912
Interest (expense)                                    (345)                 0
                                                  --------           ---------
Net income before income tax expense               348,934            484,738

Provision for income taxes                         118,638            122,993
                                                  --------           --------

        Net income                               $ 230,296          $ 361,745
                                                 =========          ==========
Statement of Operations
-----------------------                                    (unaudited)
                                                    Nine months ended June 30,
                                                     2005              2004
                                                  ---------         ---------

Revenues:
  Gas sales                                     $1,541,066         $1,202,048
                                                   -------            -------
    Total revenues                               1,541,066          1,202,048
                                                   -------            -------

Cost of gas and drilling production                805,648            489,581
Selling, general and administrative                261,884            233,221
Depreciation, depletion and amortization            92,460             66,102
                                                   -------            -------
         Total expenses                          1,159,992            788,904
                                                   -------            -------
Operating income                                   381,074            413,144

Interest income                                          0                992
Interest (expense)                                  (1,041)                 0
                                                   -------            -------
Net income before income tax expense               380,033            414,136

Provision for income taxes                         129,211            140,806
                                                   -------            -------

          Net Income                             $ 250,822          $ 273,330
                                                   =======            =======


                                       17



Revenues
--------

     Revenues from gas and drilling program sales in the year ended September 30, 2004 were $1,559,869 compared to revenue of $1,079,366 for the year ended September 30, 2003, an increase of $480,503. These increases were due mainly from the increased production from wells that were reworked and cleaned out. There was an increase of $339,018 in revenue for the nine months ended June 30, 2005 of $1,541,066 as compared to revenue of $1,202,048 for the nine months ended June 30, 2004. This increase was due to production and weather conditions for the nine months period ended June 30, 2005.

     Sales of royalty interest in gas producing properties decreased $316,942 from revenues earned through program sales for the year ended September 30, 2003 as compared to revenue from program sales of $ 0 for the year ended September 30, 2004. This decline was due to managements decision to concentrate on gas production with total ownership for greater returns in the future. For the nine months ended June 30, 2005, and June 30, 2004, there were no sales of royalty interests. This was mainly due to greater concentration on production.

Expenses
--------

     The cost of gas and drilling production increased $249,046 from costs aggregating $612,465 for the year ended September 30, 2004 as compared to $363,419 for the year ended September 30, 2003. The main reason for this increase has to do with the volume of natural gas produced during these periods.

     The cost of gas and drilling production from the nine months period ended June 30, 2005 increased from $489,581 to $805,648 for the same nine months period ended June 30, 2004. An increase of $316,067. This increase resulted from favorable weather conditions during the nine months period ended
June 30, 2005, causing greater production.

     Selling, general and administrative expenses increased by $31,618 from costs aggregating $506,807 for the year ended September 30, 2004 as compared to $475,189 for the year ended September 30, 2003 consisting of the following categories as a percentage of revenues for the year ended September 30, 2004:
Rent $15,000 (.96%)  Consulting fees $13,975 (.90%) Salaries  $181,244  (11.62%)
Telephone $24,484 (1.57%) Travel $3,250 (.21%) Legal and professional $34,171 (2.19%) Office expense $12,242 (.78%) Taxes and licenses $27,478 (1.76%) Vehicle expense $18,042 (1.16%) Utilities $9,596 (.62%) Miscellaneous $15,174 (.97%).
This increase of $31,618 was a result of increased expenses for professional fees, salaries, taxes and licenses, and other administrative expenses.

     Selling, general and administrative expenses increased by $28,663 from costs aggregating $233,221 for the nine months ended June 30, 2004 as compared to $261,884 for the nine months ended June 30, 2005 consisting of the following categories as a percentage of revenues for the nine months ended June 30, 2005:
Rent $11,250 (0.73%)  Consulting fees $34,775 (2.26%) Salaries $173,257 (11.24%)
Vehicle expense $7,304 (0.47%) Legal & professional $26,700 (1.73%). This increase of $28,663 was mainly due to salaries and consulting fees.
     Depreciation, depletion and amortization increased $18,586 to $92,460 in the year ended September 30, 2004 compared to $73,874 in the year ended September 30, 2003. This increase was due to increased capital expenditures during this period.

     Depreciation, depletion and amortization increased $26,358 to $92,460 for the nine months ended June 30, 2005 as compared to $66,102 for the nine months ended June 30, 2004. This increase of $26,358 was a result of increased capital expenditures during this period.

     Operating income from operations for the year ended September 30, 2004 decreased by $135,689 to $348,137 as compared to $483,826 for the year ended September 30, 2003. The decrease in income from operations was primarily due to no revenue earned from the sale of royalty interest in gas producing properties during the year ended September 30, 2004 as compared to $316,942 in the sale of royalty interest in gas producing properties for the prior year ended September 30, 2003. Management concentrated more on production than from the sale of royalty interest in the wells.
                                       18

     Operating income from operations for the fourth quarter ended September 30, 2004, incurred a loss of $65,007 that is not indicative of trends which are expected to continue. The increase in selling, general and administrative expenses were increased this fourth quarter primarily from additional help from consultants and engineers to make adjustments caused by weather conditions affecting pipeline and drilling operations.

     Operating income from operations for the nine months ended June 30, 2005 decreased by $32,070 to $381,074 as compared to $413,144 for the nine months ended June 30, 2004. The decrease in income from operations was primarily due to higher production cost for the nine months period ended June 30, 2005. Production was also at a higher level.

     Interest expense and income increased for the year ended September 30,2004 as compared to the year ended September 30, 2003. Interest expense increased from $ 0 to $345 due to the new vehicle note being financed at 7.9 percent. Interest income increased from $912 to $1,142 due to average balances in fund accounts being higher than the prior year ending September 30, 2003.

     Interest income decreased by $992 for the nine months ended June 30, 2005, as compared to the nine months period ended June 30, 2004. This
decrease  was  due  to  converting   funds  needed  for  production and capital
expenditures.

     Income tax expense decreased from $122,993 for the year ended September 30, 2003 as compared to $118,638 for the year ended September 30, 2004, a decrease of $4,355. This decrease was due to a reduction of taxable income for the year ended September 30, 2004.

     Income tax expense decreased from $140,806 for the nine months ended June 30, 2004 as compared to $129,211 for the nine months ended June 30, 2005, a decrease of $11,595. This decrease was due to a decrease of taxable income for the nine months period ended June 30, 2005.

Inflation and Changes in Prices
-------------------------------

     Inflation affects our operating expenses as does interest rates, which may have an effect on our profitability. Gas prices have not followed inflation and have fluctuated widely during recent years as a result of other forces such as OPEC, economic factors, demand for and supply of natural gas in the United States and within our regional area of operation. Natural gas prices increased during the year ended September 30, 2004 and for the three months ended December 31, 2004 due to higher energy consumption during the summer of 2004, a much colder winter in 2002/2003 and, to some extent, a slight economic recovery in the United States. As a result of these market forces, we received an average price of $4.42 per mcf for its natural gas in the year ended September 30, 2004 as compared to $3.74 for 2003.

     We cannot predict the duration of the current condition of gas markets and prices, because of the forces noted above, as well as other variables, may change.

Liquidity and capital resources
------------------------------
     We fund our exploration and production operations from cash generated by operations. Proceeds from this offering will expand our production operations and generate transportation revenue from the pipeline gathering system.

     Our cash position increased by $29,757 from $25,604 at September 30, 2004 to $55,361 at June 30, 2005. We were funded through cash provided by operations of $346,974 as compared to cash provided by operations of $460,415 for the year ended September 30, 2004. Our capital expenditures increased by $302,566 for the year ended September 30, 2004 as compared to $158,567 for the year ended September 30, 2003. This increase was due to major repairs and reworking of existing wells that were capitalized. Working capital increased by $27,761 from a negative working capital at September 30, 2004 of $118,923 to a negative working capital of $91,162 at June 30, 2005. This decrease in negative working capital was due mainly from the increase of cash at June 30, 2005 as compared to cash at September 30, 2004.

     Our liquidity is affected by national, regional and local economic trends and uncertainties as well as trends and uncertainties more particular to us, including natural gas prices and our ability to raise funds through this offering.


                                         19





                                   OUR BUSINESS
Gas Operations in Appalachia




Area of Operations
------------------

     Appalachia is surrounded by major natural gas markets in the northeastern United States. This proximity to a substantial number of large commercial and industrial gas markets, including natural gas powered electricity plants, coupled with the relatively stable nature of Appalachian production and the availability of transportation facilities has resulted in generally higher wellhead prices for Appalachian natural gas than those prices available in the Gulf Coast and Mid-continent regions of the United States. Appalachia includes portions of Ohio, Pennsylvania, New York, West Virginia, Kentucky and Tennessee. Although Appalachia has sedimentary formations indicating the potential for deposits of gas and oil reserves to depths of 30,000 feet or more, most production in the Basin has been from wells drilled to a number of relatively shallow blanket formations at depths of 1,000 to 7,500 feet. These formations are generally characterized by long-lived reserves that produce for more than 20 years. Our drilling success rates and of other operators drilling to these formations historically have exceeded 90%.


     Long production life and high drilling success rates to these shallow formations has resulted in a highly fragmented, extensively drilled, low technology operating environment in Appalachia. As a result, there has been limited testing or development of productive and potentially productive formations at deeper depths. Although our management believes that significant exploration and development opportunities may exist in these deeper, less developed formations for those operators with the capital and technical expertise, we will not engage in drilling to such depths unless as part of a program in which investors put up substantially all the funds needed.


                                          21



Cautionary Statement Regarding Industry Forecasts
-------------------------------------------------

     Market data and certain industry forecasts used throughout the Prospectus were obtained from internal surveys, market research, publicly available information and industry and federal government publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified and the Issuer does not make any representation as to the accuracy of such information.

Projections of Natural Gas Usage and Pricing
-------------------------------------------

     We believe that the market for natural gas will grow in the future due to four main factors:

     o Efficiency. Relative to other energy sources, natural gas losses during transportation from source to destination are slight, averaging only about 9% of the natural gas energy.

     o Environmentally favorable. Natural gas is clean and environmentally safe of the fossil fuels.

     o Safety. The delivery of natural gas is among the safest means of distributing energy to customers, as the natural gas transmission system is fixed and is located underground.

     o Price. The deregulation of the natural gas industry and a favorable regulatory environment have resulted in end-users' ability to purchase natural gas on a competitive basis from a greater variety of sources.

     The United States Energy Information Administration of the Department of Energy in its Annual Energy Outlook 2002 with Projections to 2020 predicts that the price of natural gas is expected to be $3.26 per mcf in 2020.

     Total energy consumption is projected to increase from 99.3 to 130.9 quadrillion British thermal units, referred to as BTUs between 2000 and 2020, an average annual increase of 1.4 percent. In 2020, this forecast is nearly 4 quadrillion Btu higher than in 2001, primarily due to higher projected energy demand in the commercial and transportation sectors.

     Demand for natural gas has increased at an average  annual rate of 2%, from
22.8 to 33.8 trillion cubic feet between 2000 and 2020, primarily due to rapid growth in demand for electricity generation.

                                       22



Our History
------------
     We were formed under the laws of Tennessee as Wilon Resources, Inc., on October 1, 1998 to engage in the production of natural gas. From October, 1998 to February, 1999, we entered into 13 leases in Wayne County, West Virginia which contained a total of 31 producing natural gas wells, a gathering system, and meters. The leases, known as the Trace Fork Group, were with a number of nonaffiliated third parties and called for the payment of an annual acreage fee of $2 per acre (if non-producing) or a 12.5% royalty fee if producing. In addition, royalty of 12.5% on revenues are before the deduction of taxes and costs of maintaining the wells. The thirteen leases encompass between two to three thousand acres. The Company has an 100% working interest in all leases with no unaffiliated third party ownership.

     Through 1999, we replaced three compressors in the system in order to more efficiently deliver natural gas and we also reworked all the wells, including cleaning them out, replacing valves and fittings, replacing tubing, improving access roads, repairing drainage systems, and replacing parts of the gathering system. Sales of natural gas were made to nonaffiliated companies, Alliance Energy Partners, representing over 90% of the sales. Presently, the majority of the wells on the Wayne County properties are undergoing routine maintenance. Maintenance cost averages $250 per day per well.

     In January, 1999, we purchased 41 natural gas wells in Wayne County, West Virginia from Myers Drilling Company, Inc., at a cost of $80,000. The wells and leases encompass approximately six thousand acres. Thirty of the wells are presently being reworked at a cost of $10,000 per well. After the completion of the purchase of the property, we commenced to place a few of the operating natural gas wells into production. Pipe joints had to be replaced as the gas pressure exceeded the aggregate limits of the joints. Most of the wells had to be cleaned out, valves and fittings were replaced, meters repaired, tubing replaced, gathering system up graded, and the drainage system improved.

     We also acquired an additional 17 natural gas wells in the same area of operation in September, 1999 at a cost of $45,000. These natural gas wells had not been in operation for a number of years and needed extensive work done to make them operational. The work included cleaning out, replacing valves and fittings, replacing tubing and laying of lines for the gathering system to deliver gas to the main pipeline.

     In the year 2001, the Company acquired the mineral rights of 120 acres in Magoffin County, Kentucky. These leases are under the same terms and conditions as the leases in Wayne County, West Virginia, with annual acreage fee of $2 per acre (if non-producing) or a 12.5% royalty fee if producing. In addition, royalty of 12.5% on revenues are before the deduction of taxes and costs of maintaining the wells. All thirteen wells are producing with a range of 48% to 56% operating profit.

Business Strategy
-----------------

     Our business strategy is to increase production, operating margins and cash flow by

     o    making acquisitions of natural gas wells or properties that will, in our management's opinion, add to our operating results and/or beneficial to our future strategic positioning;

     o through the exploration and development of our existing and acquired acreage base;

     o through selling a portion of our future gas production under fixed price contracts with varying expiration dates, using financial hedging instruments to realize a target price for a portion of our future gas production.

     o by improving profit margins through operational and technological efficiencies; and

     o    through the further expansion of our gas gathering systems.


                                       23


Competitive Strengths
---------------------

     Our natural gas properties are located in the Appalachian Basin and are characterized by long-lived reserves, a high success rate in drilling and completing wells, favorable pricing for our production and readily available transportation. Based upon fiscal 2003 production and reserve levels, our proved reserves-to-production ratio, or reserve life, was 20 years. Moreover, because our production in the Appalachian Basin is near markets in the northeast United States, we generally receive a premium over quoted prices on the NYMEX for the natural gas we produce. Since the Company has only an approximate 5% of the market in the area that our operations represent, there are numerous competitors that give us advantages and disadvantages. These competitors have pipeline access that we both utilize and by completion of our gathering system, another source of revenue will be obtained through their use. However, the competitors at this time, have greater sources of funding that enables them to produce a greater quantity of natural gas.


Acquisitions
------------

     Our acquisition strategy focuses on natural gas wells and leases that can provide:

     o    enhanced cash flow,
     o    additional drilling and development opportunities,
     o    synergies with our existing properties,
     o    enhancement potential of current operations, and/or
     o    economies of scale and cost efficiencies.

Natural Gas Operations, Production and Development.
---------------------------------------------------

     Operations.
     -----------

     We contract for services performed on all of the wells in which we hold working interests. The Company has a "Gas Well Operating Agreement" between R & D Drilling & Completion, Inc.and it's affiliate company, P & J Resources, Inc. They act as an independent contractor as the operator of the Company's gas wells. The operating area is designated as the Butler District, Wayne County, West Virginia and shall include the wells, the surface and subsurface equipment associated with the gas wells, the gas gathering system, the gas pipelines from the wells to the master sales meters and the well access roads. The terms of the operating agreements became effective January 2, 2002, and shall continue and remain in force and effective during the productive life of the wells. The compensation terms of the operating agreement between R & D and P & J are as fol- lows: they shall be paid the invoice price for all supplies, equipment, insurance, labor and services, including third party services that they supply, purchases or contracts for, pertaining to or for the benefit of the wells and a monthly operat- ing fee of $250 per well, for each month a well has any production. R & D and P & J shall not start any project or incur any extraordinary costs to the wells reason- aby estimated to result in an expenditure of more than $1,000,without first sending written notice and then receiving written approval from Wilon Resources, Inc. The agreements shall terminate between the parties,upon the earliest of (a) the plugging or abandonment of the wells, (b) the resignation of the operators, which may be effected with just cause, upon ninety (90) days prior written notice to Wilon, or (c) the removal of R & D or P & J as operator, which may be effected with just cause, upon thirty (30) days prior written notice to R & D or P & J, from Wilon. Both agreements are the same with no variances. The Company conducts all of the production operations through these companies. We seek to maximize the value of our natural gas properties through cleaning and reworking wells, operating cost reductions and equipment improvements.

     Our management travels to well sites on a regular basis and continuously reviews its properties to identify actions which could reduce operating costs and improve production. Eric Thompson, Vice-President of the Company, spends approximately 20% of his time at the well sites in order to assess operating costs and improvements in production.

                                           24




Developed and Undeveloped Acreage/ Productive Wells
---------------------------------------------------

     Our exploration and development activities have primarily involved the acquisition of proved developed and undeveloped gas properties and the drilling and development of such properties. The following table sets forth information as of March 31, 2005 regarding productive natural gas wells in which we have a working interest and information about our developed and undeveloped natural gas acreage. All of the following producing wells are profitable with ranges of 48% to 56% operating profit for the years 2002 to present. Since the value of the natural gas reserves are not stated on the Company's assets, the results of operations are increased by that factor.
Wayne County, West Virgina:

 No. of Leases     No. of Wells  Acreage Producing  Developed  Undeveloped
 --------          ------------  ------  ---------  ---------   ---------
 79                  104        11,056.2        61       x
  8                    0         1,195.6         0                   x
                    ----         -------     -----
   Totals            104        12,251.8        61
                    ----         -------     -----

Magoffin County, Kentucky

 No. of Leases   No. of Wells    Acreage  Producing  Developed  Undeveloped
----------   ------------         ------  ---------  ---------   ---------
 11                  13             120         13         x
                   ----           ------     -----
   Totals            13             120         13
                   ----            -----     -----

Grand Totals        117         12,371.8        74
                   ====        =========     =====

     All of the above leases remain in force for a term of one year and as long thereafter as oil, gas and/or coalbed methane are produced from the premises or operations by drilling or injection are continued, or thereafter, to pay the Lessor a delay rental at the rate of a minimum fee of $2 per acre per annum. The Company also has a 100% working interest in the leases with an obligation to pay the Lessor 12.5% royalty fee for all marketed gas of the price received at the wellhead or meter station.


                                          25




Our Future Development Plans.
-----------------------------

Drilling New Natural Gas Wells
------------------------------

     With appropriate funding through this offering, we intend to drill new natural gas wells on our existing leases to the Devonian Shale formation at a target depth of about 3,500 feet. The cost for drilling these wells will be paid from our funds or by entering into ventures to share the working interest of the wells with other entities. We estimate a cost of $280,000 per well. The Company will also extend the gas gathering systems as each well is drilled and placed into production. The gas gathering system cost is expected to be approximately one to one and a half million dollars.
18


Sales of Working Interests in various wells
-------------------------------------------

     Between  1999 and 2001,  we sold working  interests in various  natural gas producing wells. The terms of the sales were that the purchaser pay a down payment with the balance due within generally 12 months. If the working interests were not paid in full within the contracted time frame for payment, purchasers agreed to reassign to us their interests in the wells. All of the two wells sold during that period were bought back at the same amount with no material impact on the transactions.

     In the year 2002 and 2003, all sales of interest in various wells have been royalty interest sales and not working interest sales.

Recompletion of Natural Gas Wells
---------------------------------

     We presently lease approximately 7,654 acres in West Virginia that contain producing natural gas wells.(Total acreage exceeds 12,000). A certain number of these wells will be selected for deepening approximately 1,500 feet to approximately 3,750 feet, the Devonian Shale formation. Completion will be in accordance with standard completion procedures for this area. The costs for this program will be funded by this offering, although we may consider raising money for this purpose from investors. We estimate, based on our experience, that the costs of deepening the wells should be recovered in three years based on present gas prices. The production life of these re-completed wells is estimated to be in excess of twenty years. An average cost of reworking and deepening per well will range from $150,000 to $175,000 per well.

Reworking Existing Natural Gas Wells
------------------------------------

     We have leased a number of producing natural gas wells that need to be reworked in order to increase production. Reworking includes cleaning out the wells, drilling out sediment, setting and cementing new casing, replacing valves and fittings, repairing gathering systems and performing other maintenance. We estimate the cost of the twenty wells needing to be reworked to be in the $10,000 range per well. By reworking these wells, we estimate that they could produce 200 mcf per day or an average of $1,000 per day per well. At an estimated 48% operating profit, the Company's cash flow and profitability would greatly increase.

     We estimate that the production life of these wells be significantly increased and should continue to produce for an additional ten years prior to another reworking procedure. Total productive life is estimated at twenty years.


                                              26



The Process of Drilling Natural Gas Wells
-----------------------------------------

     If wells are drilled too close together, they would communicate with each other and each would draw off production from the other. Recently, some geologists question if Appalachian natural gas wells draw laterally or vertically. If vertically, then wells could be spaced closer together without affecting one another. The reason for this speculation is that many older wells which were shut-in for years have resumed production which supports the theory that they are fed from below. However, our wells are generally spaced one well every ten acres and will continue to be spaced apart.

     We drill wells through the use of specialized contractors to the target depth using air drilling equipment from a truck rig having a 30 foot mast. Pipe of 9 inches in diameter are set in the hole. Within that pipe, another pipe of 7 inches diameter is set and cement is pushed into the center pipe and comes up to fill the space between the pipes for a depth of several hundred feet. Finally, a 4 1/2 inch casing is inserted in the middle which extends to the bottom of the hole and is cemented in place to cut off any water flow and to stabilize the hole.


     We then order a radiation log which indicates the rock formation and a temperature log. The logs indicate where to perforate. Strings of 50 caliber shells are set off electrically; and the shot perforates the casing and the cement - and opens up the formation. The shot is followed with approximately 500 gallons of 15% hydrochloric acid to open up the shot holes. Finally, stimulation or fracing by forcing nitrogen sand and under pressure through the shot holes is performed. The additional sand is to prop up the perforated openings. After clean up, the wells are ready for production.

     Prior to production, we install blow out preventers - large valves which can be shut if pressure builds up. We also install appropriate values and meters, meter runs between the wells and the meters and meter houses to contain the meters. We start production slowly to prevent sand from blowing back into the wells and build up production over a period of months.


                                          27


Title to Properties
-------------------

     We believe that we hold good and indefeasible title to our properties, in accordance with standards generally accepted in the natural gas industry. A title examination has been performed with respect to substantially all of our producing properties. Each of our leased properties represents a material portion of our holdings; and a title dispute could have adverse consequences for our production and retention of revenues from production of natural gas.

     Our properties are subject to royalties and other customary outstanding interests. Our properties are also subject to liens incident to operating agreements, current taxes, development obligations under natural gas leases and other encumbrances, easements and restrictions. We do not believe that any of these burdens will materially interfere with the use of our properties.

Natural Gas Reserves
--------------------

     The following table summarize information regarding our estimated proved natural gas reserves as of the dates indicated. All of our reserves are located in the United States. We base our estimates relating to our proved natural gas reserves and future net revenues of natural gas reserves upon reports prepared by Steven P. Kohler, Engineering Consultant. In accordance with SEC guidelines, we make the standardized and PV-10 estimates of future net cash flows from proved reserves using natural gas sales prices in effect as of the dates of the estimates which are held constant throughout the life of the properties. We based our estimates of proved reserves upon the following end of the year prices: Years ended September 30,
                                                 2004     2003     2002

                Natural gas(per Mcf)         $  4.42    $  3.74  $  3.45

     Reserve estimates are imprecise and may change as additional information becomes available. Furthermore, estimates of natural gas reserves, of necessity, are projections based on engineering data. There are uncertainties inherent in the interpretation of this data as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgement. Reserve reports of other engineers might differ from the reports of our consultant, Steven P. Kohler. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of this estimate. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, the reserves set forth in the following tables ultimately may not be produced and the proved undeveloped reserves may not be developed within the periods anticipated. You should not construe the estimated PV-10 values as representative of the fair market value of our proved natural gas properties. PV-10 values are based upon projected cash inflows, which do not provide for change in natural gas prices or for escalation of expenses and capital costs. The meaningfulness of these estimates depends upon the accuracy of the assumptions upon which they were based. We evaluate natural gas reserves at constant temperature and pressure. A change in either of these factors can affect the measurement of natural gas reserves. We deduct operating costs, development costs and production-related and ad valorem taxes in arriving at the estimated future cash flows. We make no provision for income taxes, and base the estimates on operating methods and conditions prevailing as of the dates indicated. We cannot assure you that these estimates are accurate predictions of future net cash flows from natural gas reserves or their present value. For additional information concerning our natural gas reserves and estimates of future net revenues, see Notes G and H to our financial statements.

                                         28


Natural Gas Sales
-----------------

     We sell the natural gas we produce to gas transmission companies, industrial end-users and utilities under contracts with terms ranging from one month to three years. As customary in the industry, virtually all of our contract pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, quality of natural gas and prevailing supply and demand conditions, so that the price of the natural gas fluctuates to remain competitive with other available natural gas supplies. As a result, our revenues from the sale of natural gas will suffer if market prices decline and benefit if they increase. At this date, the Company does not currently engage in hedging transactions nor has any contracts with future gas production under fixed price contracts.

     At September 30, 2004, the weighted net average price of natural gas we produced sold at prices averaging $4.42 per mcf, depending upon well location, the date of the sales contract and other factors. Whenever feasible, we attempt to explore multiple market possibilities from each of our gathering systems in order to sell our natural gas at the highest prices.

     A variety of factors affect the market for natural gas, including the availability of other domestic production, natural gas imports, the availability and price of alternative fuels, the proximity and capacity of natural gas pipelines, general fluctuations in the supply and demand for natural gas and the effects of state and federal regulations on natural gas production and sales. In particular, gas production and related operations are or have been subject to price controls, taxes and other laws and regulations relating to the gas industry. Failure to comply with such laws and regulations can result in substantial penalties. The regulatory burden on the gas industry increases the Company's cost of doing business and affects its profitability. Although the Company believes it is in substantial compliance with all applicable laws and regulations, because such laws and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws and regulations.

     The natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers. We market our natural gas to natural gas utilities, industrial and commercial customers, either directly through our gathering system, or utilizing transportation services provided by regulated interstate pipeline companies.



                                           29


Financing
---------

     We have conducted well development drilling and reworking activities for our own account and for other investors. We intend to fund our well acquisition, reworking and development drilling primarily from funds from this offering and from reinvestment of positive cash flow from our present activities.

Tax benefits
------------

     Section 29 of the Internal Revenue Code provides tax credits for fuel produced from non-conventional sources. These credits are transferable to individuals or corporations. This credit was enacted by Congress in 1980.

Intangible Drilling Costs
-------------------------
     In general, intangible drilling costs, known as "IDC" consist of those costs which in and of themselves have no salvage value. Congress granted to the Treasury Secretary the authority to prescribe regulations that would allow taxpayers the option of deducting, rather than capitalizing, intangible drilling and development costs. The Secretary's rules state that, in general, the option to deduct IDC applies only to expenditures for drilling and development items that do not have a salvage value. We and any investors have the option of deducting IDC as an expense or capitalizing it over a 60-month period beginning in the month the expenditure is made.

     We also claim depreciation, cost recovery, and amortization deductions with respect to our basis natural gas property as permitted by the Internal Revenue Code. The cost of lease equipment and well equipment, such as casing, tubing, tanks, and pumping units, and the cost of pipelines cannot be deducted currently but must be capitalized.

Devonian Shale Tax Credit
----------------------

     The owners of wells drilled to the Devonian Shale depth drilled prior to 1993 are entitled to a tax credit per thousand cubic feet on gas produced until January 1, 2003. Certain of our wells qualified and, as a result, some of our investors took these credits on their personal income tax returns.

Employees
---------

     As of June 30, 2005, we had four employees, three are officers and directors. We also employ consultants or consultant companies on an as needed basis.

Facilities
----------

     We lease modern office premises in Chattanooga, Tennessee at an annual rental of $15,000, payable monthly. The five year lease was entered into on November 30, 2001. We may renew for three successive five year periods commencing December 1, 2006, upon the same terms adjusted for changes in the Consumer Price Index.

                                       30


                                   MANAGEMENT

Executive Officers and Directors

     The following table sets forth certain information regarding our executive officers and directors that are elected on an annual basis:

Name                        Age   Position                               Since
-------------------------   ---   ----------------------------------     -----
Harry F. Thompson            67   President, Treasurer and a Director    1998
931 Ashland Terrace
Chattanooga Tennessee 37415

Amy Pye                      33   Secretary and a Director               2002
931 Ashland Terrace
Chattanooga Tennessee 37415

Eric J. Thompson             31   Vice-President and a Director          2002
931 Ashland Terrace
Chattanooga Tennessee 37415

Bryan P. S. Gray             65   A Director                             2002
5006 NW 49th Road
Tamarac, Florida 33319

--------------------

     Harry F. Thompson has been our president since our inception in 1998. >From 1994 to 1998, he was President of CBG, Inc., a natural gas production company located in Chattanooga, TN. He sold the company to found Wilon Resources, Inc. >From 1991 to 1994, Mr. Thompson was an independent business consultant in Chattanooga, TN. From 1983 to 1991, he was President of Tricor, Inc., an oil and gas production company. From 1960 - 1981, Mr. Thompson maintained a general and corporate practice of law business in Huntington, WV. He received is B. S. in Zoology from Marshall University, Huntington, WV in 1957 and his LLB from the T.C. Williams School of Law, University of Richmond, VA, in 1960.

     Amy Pye has served as our Administrative Assistant since 1999 and Secretary since April 2001. From 1997 to 1999, she served as a manager for the following Chattanooga-based retail stores; Goody's Department Store, The Limited and Nautica and in retail sales for Proffitts, The Gap, J. Crew, Adriaenne Vittadini, Lamora's, Inc., Avanti, Inc. and in customer relations and catalog for Expressions Catalog, Inc, and Premium Underwriters. She became a director of our company in November 2002.

     Eric J. Thompson has been our Vice-President and a director since May, 2001. From 1992 to 1993 he was warehouse shipping manager for Premiun Underwriter, Inc. He has worked part time for Tinder Box, Inc. as sales clerk from 1994 to 1998. Also during 1993 to 1995 Mr. Thompson was shipping manager of Expressions Catalogue Co., Inc. and from 1998 to 2001 he was Assistant Store Manager of Goody's Inc. He attended Chattanooga State Technical Community College from 1994 to 1996.
                                       32


     Bryan P. S. Gray has, since 1984, acted as a consultant in real estate and business projects. He was, from 1983 to 1984, successively Director of Finance and Administration and General Manager for Confederation Offshore Limited, St. John's, Newfoundland, a consortium of companies which analyzed and developed offshore oil-related projects. From 1985 to 1994, he was President of ScotCan Consulting, Ltd. He was responsible for all forms of international banking in the Republic of Korea. As a direct result was granted permission by the government, to open the first Canadian bank branch in Japan. From 1997 to present he is co-owner, broker, salesperson of Mainlands Realty, Inc. in Tamarac, Florida, using his contacts with Fortune 500 level of national and International companies.

Director Compensation
---------------------

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings.

Compensation Arrangements
-------------------------

     We have not entered into employment contracts with any of our management employees.

Executive Compensation
----------------------

     The following table sets forth for the fiscal years ended September 30, 2004 and 2003, the compensation we paid to our Chief Executive Officer(s) and any other executive officers who earned in excess of $100,000 based on salary and bonus. The Company intends, at a future date, to provide executive compensation that would include, but not be limited to, stock options, warrants, and/or cash bonuses, all being pursuant to a management contract.

                           Summary Compensation Table


                                                                      Long Term
                                                                    Compensation
                                 Annual Compensation                     Awards
================================================================================
                                                       Other Annual   Securities
  Name and Principal                                   Compensation   Underlying
      Position              Year   Salary ($) Bonus ($)   ($)       Options/SARs
================================================================================

Harry Thompson              2004    104,000     -0-        10,000         -0-
Chief Executive Officer     2003    104,000     -0-        10,000         -0-



                                       33


Option Grants for the fiscal years ended September 30, 2004 and 2003
--------------------------------------------------------------------

     The following table sets forth information concerning the grant of stock options to the named executive officer during the fiscal years ended 2004 and 2003.





                                               Individual Grants
================================================================================
                                                            Potential Realizable
                                                                Value at Assumed
                  Number of   % of Total                         Annual Rates of
                  Shares       Options                               Stock Price
                  Underlying   Granted to  Exercise                Appreciation
                  Options      Employees   Price Per  Expiration for Option Term
   Name           Granted      in Year     Share      Date       5%          10%
===============================================================================


Harry Thompson      -0-           -0-        -0-        -0-       -0-        -0-




Aggregated Option Exercise for the fiscal years Ended September 30, 2004 and 2003 and Fiscal Year-End Option Values
--------------------------------------------------------------------------------

     The following table sets forth information concerning the exercise of stock options during the fiscal years ended September 30, 2004 and 2003 by the named executive officer, and his options outstanding at the end of the transition period.



================================================================================
Aggregate Option/SAR Exercises in Transition Period and TP-End Option/SAR Values
================================================================================
                                    Number of Securities
                                    Underlying Unexercised
                               Options/SARs at TPY-End  Value of Unexercised In-
                  Shares                 (#)        the Money Options/SARs
     Acquired on  Value       =======================  at TP-End ($)
Name Exercise (#) Realized($)Exercisable Unexercisable Exercisable Unexercisable
================================================================================

Harry Thompson-0-   -0-          -0-           -0-         -0-          -0-

================================================================================



                                       34



Indemnification of directors and executive officers and limitation of liability
------------------------------------------------------------------------------

     The Tennessee Business Corporation Act authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Tennessee Business Corporation Act, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Tennessee Business Corporation Act (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Tennessee Business Corporation Act, our bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the Tennessee Business Corporation Act. Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Tennessee Business Corporation Act, subject to certain very limited exceptions. The rights conferred in our bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in this opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.




                       CERTAIN RELATED PARTY TRANSACTIONS

     We were formed in October, 1998, under the Tennessee Business Corporation Act. In October, 1998, we issued 1,000 shares of our common stock to Harlis Trust, the trustee of which is Harry Thompson, our President. On March 11, 2003, we forward split our issued and outstanding shares of common stock in the ratio of 10,400 to 1 so that Harlis Trust owned 10,400,000 shares of our common stock. On August 11, 2003, Harlis Trust Gifted 100,000 shares each to Amy Pye, Eric Thompson, Kevin Thompson and Stephany Rutledge, the children of Harry Thompson, our President. Harry Thompson, Eric J. Thompson Amy Pye and Kevin Thompson disclaim ownership of each Other's shares.

     Harry Thompson receives a salary of $104,000 per year, Amy Pye, Secretary, his daughter, receives a salary of $26,000 per year and Eric Thompson, Vice-President, his son, receives a salary of $26,000 per year.




                                           35


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of September 30, 2004 by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each of our directors and executive officers and all executive officers and directors as a group.
                         Shares of Common Stock Beneficially Owned(1)
                         --------------------------------------------
Name                       Title                   Number              Percent
----------------------   ----------               --------------       -------
Harry F. Thompson        President, Treasurer
                         and a Director           10,000,000            83.37%


Amy Pye                  Secretary
                         and a Director              100,000             0.83%

Eric J. Thompson         Vice-President              100,000             0.83%
                         and a Director

Bryan P. S. Gray         A Director                        0             0.0%

Directors and officers                                                      %
  (4 persons)

------------------

     (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock underlying warrants or options that are currently exercisable or exercisable within 60 days of the date of the Prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 11,995,000 shares of our common stock outstanding as of the date of the Prospectus.


                                       36



(2)  The shares beneficially owned  by Harry Thompson are held as follows:

     Harlis Trust                      10,000,000 shares

(3) Harry Thompson is the father of Amy Pye and Eric Thompson.

Harry Thompson, Amy Pye and Eric Thompson disclaim ownership of each others shares.


                            DESCRIPTION OF SECURITIES

Common Stock
------------

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 11,995,000 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one noncumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

                                       37


Preferred Stock
---------------

     We may, subject to limitations prescribed by Tennessee law, provide for the issuance of up to 10,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.





                                       38


Reports to Stockholders
-----------------------


     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on September 30th.

Transfer Agent
--------------

     We have appointed Liberty Transfer Co., Inc., Long Island, New York, as transfer agent for our shares of common stock.







                         SHARES ELIGIBLE FOR FUTURE SALE

     No public  trading market  presently  exists for our  securities.

     Shares held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 159,950 shares assuming all the shares underlying the stock purchase agreement are issued) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
     The Company has issued, and there currently are outstanding, 11,995,000 shares of common stock, par value $.001. 10,000,000 of these shares of common stock were issued over one year ago to an officer of the Company who continues to hold these shares. These 10,000,000 shares of common stock are currently eligible for resale under Rule 144, provided the selling shareholder, and the sale of the shares, comply with all provisions, requirements and restrictions of Rule 144.

     We can offer no assurance that an active public market in our shares will develop initially on the OTCBB. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.



                       WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by the prospectus. We intend to file annual and quarterly reports, proxy statements and other reports, if required, with the SEC. If in the future, we are not required to deliver an annual report to security holders, we will voluntarily send an annual report which will include audited financial statements. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement.

     For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N. W., Washington, D. C. 20549 Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as our company, that file electronically with the SEC at (http://www.sec.gov).



                                        39





                                LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any material existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Louis M. Smith,Jr., Attorney at Law, 4306 Talahi Way, Louisville, Kentucky 40207.
                                   EXPERTS

     Our financial statements as of September 30, 2004 and 2003 and June 30, 2005(unaudited) and 2004(unaudited) have been included herein and in the registration statement in reliance upon the report of Drakeford & Drakeford,LLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of as an expert in accounting and auditing.




                                            40




 INDEX TO FINANCIAL STATEMENTS



Part 1 - Financial Information

                                                                          Page

Item 1 - Financial Statements

Report of Independent Auditors

Balance Sheets as of June 30, 2005 (unaudited) and September 30, 2004       F-3

Statements of Operations for the years ended September 30, 2004 and
2003                                                                        F-4

Statements of Operations for the nine months ended June 30, 2005
(unaudited) and 2004 (unaudited)                                            F-5

Statements of Changes in Stockholders' Equity  for the nine months ended
June 30, 2005 (unaudited) and years ended September 30, 2004
and 2003                                                                    F-6

Statements of Cash Flows for the years  ended September 30, 2004  and
2003                                                                        F-7

Statements of Cash Flows for the nine months ended June 30, 2005
(unaudited) and 2004 (unaudited)                                            F-8


      Notes to Financial Statements                                  F-9 - F-26





                                       F-4
                           DRAKEFORD & DRAKEFORD, LLC
                          CERTIFIED PUBLIC ACCOUNTANTS

                                 554 Duncan Road
                             Royston, Georgia 30662
                                  770-575-0915




REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Directors of Wilon Resources, Inc.


We have audited the balance sheet of Wilon Resources, Inc. as of September 30,2004,and the related statements of operations, changes in stockholders equity, and cash flows for the years ended September 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wilon Resources, Inc., as of September 30, 2004, and the results of its operations and its cash flows for the years ended September 30,2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.




S/Drakeford & Drakeford, LLC
-------------------------------------

January 27, 2005








                              WILON RESOURCES, INC.


                                 BALANCE SHEETS


                                                (unaudited)
                                   ASSETS      June 30, 2005   September30,2004

CURRENT ASSETS
Cash and cash equivalents                             $  55,361      $   25,604

        Total current assets                             55,361          25,604

PROPERTY AND EQUIPMENT, at cost
      Gas properties                                  1,842,549       1,532,771
      Furniture and fixtures                             10,844           8,410
      Vehicles                                           73,820          73,820
                                                      1,927,213       1,615,001
Less:accumulated depreciation,depletion,amortization   (279,006)      (186,546)

            Total property and equipment, net          1,648,207      1,428,455
OTHER ASSETS
     Deposits                                                200            200

            Total other                                      200            200
assets

                       TOTAL ASSETS                  $  1,703,768   $ 1,454,259

         LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses            $      9,594   $    16,475
     Income taxes payable                                 129,211       118,638
     Notes payable, vehicles                                7,718         9,414

            Total current liabilities                      146,523      144,527

LONG-TERM LIABILITIES
     Note payable, vehicle                                  19,958       23,267

           Total long-term liabilities                      19,958       23,267

STOCKHOLDERS EQUITY
Preferred stock, authorized 10,000,000 shares at $.001 par
value; no outstanding shares at June 30, 2005 and
September 30, 2004                                               0            0
Common stock, $.001 par value; authorized - 50,000,000 shares;
issued and outstanding -  11,995,000 shares at June 30, 2005
and September 30, 2004                                       11,995      11,995
    Retained Earnings                                     1,525,292   1,274,470

         Total stockholders equity                        1,537,287   1,286,465

          TOTAL LIABILITIES AND STOCKHOLDERS EQUITY   $   1,703,768 $ 1,454,259



The accompanying notes are an integral part of these statements.





                              WILON RESOURCES, INC.


                            STATEMENTS OF OPERATIONS
                            Years Ended September 30,





                                                           2004            2003

Revenues:
Gas sales                                            $  1,559,869   $ 1,079,366
Sale of royalty interest in gas producing properties            0       316,942
Total revenues                                          1,559,869     1,396,308

Cost of gas and drilling production                       612,465       363,419
Selling, general and administrative                       506,807       475,189
Depreciation, depletion and amortization                   92,460        73,874
Total expenses                                          1,211,732       912,482

Operating income                                          348,137       483,826

Interest income                                              1142           912
Interest (expense)                                           (345)            0

Net income before income tax expense                       348,934      484,738

Provision for income taxes                                 118,638      122,993

          Net income                                   $   230,296   $  361,745






Basic and diluted earnings per common share            $      .02     $     .03
Weighted average shares outstanding, basic and diluted 11,995,000    11,995,000








The accompanying notes are an integral part of these statements.





                              WILON RESOURCES, INC.


                            STATEMENTS OF OPERATIONS
                       Fot The Nine Months Ended June 30,
                                   (Unaudited)




                                                          2005          2004
                                                       (unaudited)  (unaudited)


  Revenues:
       Gas sales                                     $ 1,541,066    $ 1,202,048

            Total revenues                             1,541,066      1,202,048

  Cost of gas and drilling production                    805,648        489,581
  Selling, general and administrative                    261,884        233,221
  Depreciation, depletion and amortization                92,460         66,102
           Total expenses                              1,159,992        788,904

  Operating income                                       381,074        413,144

  Interest income (expense)                               (1,041)           992

  Net income before income tax expense                    380,033       414,136

  Provision for income taxes                              129,211       140,806

            Net Income                               $    250,822  $    273,330






  Basic and diluted earnings per common share         $     .02       $     .02

Weighted average shares outstanding, basic and diluted 11,995,000    11,995,000












The accompanying notes are an integral part of these statements.






                              WILON RESOURCES, INC.


                        STATEMENT OF STOCKHOLDERS EQUITY




                                                    Additional
                 Preferred stock   Common stock     paid-in    Accumulated
                 Shares   Amount   Shares   Amount  capital    earnings    Total


Balance at
Sept 30, 2001       0      0     11,995,000  11,995      0      648,999  660,994


Net Income for the
year ended
Sept 30, 2002                       ____      ____       ____    33,430   33,430

Balance at
Sept 30, 2002       0      0     11,995,000   11,995      0     682,429  694,424


Net Income for the
year ended
Sept 30, 2003                                                  361,745  361,745
                ______   ______    ______      ____     ____    _______  _______

Balance at
Sept 30, 2003      0        0    11,995,000   11,995     0   1,044,174 1,056,169

Net income for the
year ended
Sept 30, 2004                                                 230,296   230,296
               ____     ____     _____       _____     ____   ______   _______
Balance at
Sept 30, 2004    0       0    11,995,000    11,995     0  1,274,470  1,286,465

Net income for the
nine months ended
June 30, 2005
(unaudited)  _______    _____   ________    ________    _____  250,822  250,822

Balance at
June 30, 2005
(unaudited)     0        $0  11,995,000  $11,995    $ 0   $1,525,292  $1,537,287



The accompanying notes are an integral part of this statement.



                                      F-24

                              WILON RESOURCES, INC.


                             STATEMENT OF CASH FLOWS
                        For The Years Ended September 30,




                                                          2004        2003

OPERATING ACTIVITIES
Net Income                                             $ 230,296      $ 361,745

Adjustments to reconcile net income to cash provided by
operating activities:
Depreciation, depletion and amortization                  92,460         73,874
Changes in operating assets and liabilities:
Loan receivable-officer                                    20,699        39,301
Deposits                                                        0     (306,996)
Accounts payable and accrued expenses                         672        15,803
Loan payable                                               (2,350)            0
Income taxes payable                                       118,638            0

     Cash provided by operating activities                 460,415      183,727

INVESTING ACTIVITIES
Capital expenditures                                      (461,133)   (158,567)

Cash (used) by investing activities                        (461,133)  (158,567)

FINANCING ACTIVITIES
Proceeds from vehicle note                                   31,691           0
Debt repayments                                             (12,135)   (18,810)

 Cash provided (used) by financing activities                19,556    (18,810)

 INCREASE  IN CASH AND EQUIVALENTS                           18,838       6,350


 CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                  6,766         416

 CASH AND EQUIVALENTS AT END OF PERIOD                $      25,604   $   6,766

Supplemental information:
Interest paid                                         $         345   $       0
Taxes paid                                            $           0   $       0








The accompanying notes are an integral part of these statements


                              WILON RESOURCES, INC.


                             STATEMENT OF CASH FLOWS
                       For The Nine Months Ended June 30,
                                   (Unaudited)




                                                     2005               2004
                                                  (unaudited)      (unaudited)


OPERATING ACTIVITIES
Net Income                                          $ 250,822        $ 273,330
Adjustments to reconcile net income to cash provided by
operating activities:
Depreciation, depletion and amortization               92,460           66,102
Changes in operating assets and liabilities:
Loan receivable-officer                                     0           20,699
Loan payable                                                0           (2,350)
Income taxes payable                                   10,573          140,806
Accounts payable and accrued expenses                  (6,881)          (3,758)

Cash provided  by operating activities                346,974           494,829

INVESTING ACTIVITIES
Capital expenditures                                  (312,212)       (427,672)

 Cash (used) by investing activities                  (312,212)       (427,672)

FINANCING ACTIVITIES
Debt repayments                                        (5,005)          (6,921)

 Cash (used) by financing activities                    (5,005)         (6,921)

 INCREASE  IN CASH AND EQUIVALENTS                       29,757          60,236

 CASH AND EQUIVALENTS AT BEGINNING OF PERIOD             25,604           6,766

 CASH AND EQUIVALENTS AT END OF PERIOD            $      55,361   $      67,002

Supplemental information:
Interest paid                                    $        1,041   $           0
Taxes paid                                       $            0   $           0






The accompanying notes are an integral part of these statements





                              WILON RESOURCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Nature of Operations

     Wilon Resources, Inc. ("Company") was incorporated in October 1998 in the state of Tennessee. The Company is engaged in natural gas exploration, development and production, with primary emphasis on the production of gas reserves through acquisitions of proved, producing gas properties in the states of West Virginia and Kentucky.

     The Company presently holds approximately 15,000 acres by leases that have producing natural gas wells. A certain number of these wells will be selected for deepening approximately 1500 feet to the Devonian Shale formation. Completion will be in accordance with standard completion procedures for the area.


       Basis of Presentation

     The financial statements have been prepared for purpose of registration with the Securities and Exchange Commission ("SEC"), and have been prepared in conformity with accounting principles generally accepted in the United States of America.
              Interim Financial Information (Unaudited)

     The interim financial statements of the Company as of June 30, 2005 and for the nine months ended June 30, 2005 and 2004, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair
presentation  of  the  results  for  the  interim  periods  presented.   Certain
information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited statements reflect all adjustments necessary to present fairly the results of its operations and its cash flows for the nine months ended June 30, 2005 and 2004.




                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003





NOTE A- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               -(Continued)



Revenue and Cost Recognition

     Revenues from the sale of natural gas are recognized when the gas is delivered to the purchaser. Other revenues are from the sale of royalty interest in gas property entitling the owner to a share of natural gas production free of costs of production. The Company records the income from the royalty interest and/or working interest when the assignment is sold and in effect. When an assignment is contracted, the Company is obligated to make royalty payments to the assignee as the natural gas is produced and sold. No related parties have any assigned well leases from the Company.

     The Company has adopted the successful efforts method of accounting for gas properties producing activities. Management believes adoption of the successful efforts method more accurately reflects management's exploration objectives and results. See " Gas Properties" footnote.

 Office and Other Equipment

The  estimated  service  lives of property  and  equipment  are  principally  as
follows:                Furniture and fixtures          5- 7 years
                        Computer equipment              3- 7 years
                        Computer software               2- 7 years
                        Vehicles                        5- 7 years

     Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. The Company does not believe the adoption of these standards will have a material impact on the Company's financial statements.



                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003

NOTE A- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               -(Continued)

Gas Properties

     The Company uses the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interest in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

     When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to the Company's current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees due the Company related to its management of various partnerships. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121 which requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

     On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. The carrying cost of unproved properties is not significant.

             Income Taxes-Deferred Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There are no deferred taxes arising from timing differences as of June 30, 2005 and September 30, 2004. (See Note-F )


                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003




NOTE A-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              -(Continued)



Earnings Per Common Share

     The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 requires the presentation of basic earnings (loss) per share (EPS) and diluted EPS. Basic EPS is calculated by dividing net income or loss (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, warrants, convertible preferred stock and convertible debentures, were exercised or converted into common stock.

     As discussed in Note- D, there were no dilutive securities during the periods ended June 30, 2005 and 2004 and September 30, 2004 and 2003.

            Concentration of Credit Risk

     Financial instruments which potentially subject the Company to a concentration of credit risk consists primarily of trade accounts receivable with a variety of local, national, and international oil and natural gas companies. Such credit risks are considered by management to be limited due to the financial resources of the oil and natural gas companies.

           Risk Factors

     The Company operates in an environment with many financial risks including, but not limited to, the ability to acquire additional economically recoverable gas reserves, the continued ability to market drilling programs, the inherent risks of the search for, development of and production of gas, the ability to sell natural gas at prices which will provide attractive rates of return, the volatility and seasonality of gas production and prices, and the highly competitive nature of the industry as well as worldwide economic conditions.

         Advertising Cost

     The Company has no advertising cost at this time.

                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003




NOTE A-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              -(Continued)


          Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all certificates of deposit and other financial instruments with maturity dates of three months or less to be cash equivalents.

            Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in calculating the Company's depletion, depreciation and amortization which could be subject to significant near term revision include estimated gas reserves. The Company's reserve estimates could vary significantly depending on various factors, including Company and industry volatility of natural gas prices.

            Certain Significant Estimates

     Management estimates included in these financial statements for which it is reasonably possible that a future event in the near term could cause the estimate to change and the change could have a severe impact, are as follows:
Management's estimates of gas reserves are based on various assumptions, including constant gas prices. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable gas reserves may vary substantially from those assumed in the estimate. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves. While it is at least reasonably possible that the estimates above will change materially in the near term, no estimate can be made of the range of possible losses that might occur.




                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003



NOTE A-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              -(Continued)


          Fair Value of Financial Instruments

     The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash and cash equivalents, short-term investments, accounts receivable, other receivables, other assets, accounts payable, notes payable and due to affiliates. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of debt approximates fair value as terms approximate those currently available for similar debt instruments.

             Recent Accounting Pronouncements

New accounting statements issued and adopted by the Company, include the following:

     In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. This Statement is effective for the Company's 2003 fiscal year. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the non-amortization and amortization provisions of this Statement. The adoption of SFAS 142 did not have an impact on the Company's results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which excludes from the definition of long-lived assets goodwill and other intangibles that are not amortized in accordance with SFAS 142. SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment of a business. This Statement is effective for the

                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003



NOTE A-ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              -(Continued)


                  Recent Accounting Pronouncements (continued)

New accounting statements issued and adopted by the Company, include the following:

     Company's 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 144 did not have a material impact on the Company's results of operations, financial position or cash flows.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other provisions, this Statement eliminates the requirement that gains and losses from extinguishment of debt be classified as extraordinary items. The Company will adopt SFAS 145 in fiscal 2003, and has determined it will not impact the Company's financial position, results of operations or cash flows.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company will adopt SFAS 146 in fiscal 2003, and has determined it will not impact the Company's financial position, results of operations or cash flows.

     In November 2002, FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others," was issued. This interpretation requires the initial recognition and initial measurement, on a prospective basis only, to guarantees issued or modified after December 31, 2002. Additionally, certain disclosures requirements are effective for financial statements ending after December 15, 2002. There were no disclosures required of the Company in the fiscal 2003 and 2002 financial statements.

     In January 2003, FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," ("VIE's") was issued. This interpretation clarifies situations in which entities shall be subject to consolidation. This interpretation is effective for all VIE's created after January 31, 2003. The Company does not believe that the adoption of this interpretation will have any impact on its financial statements.




                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003

         Recent Accounting Pronouncements (continued)

New accounting statements issued and adopted by the Company, include the following:

     The oil and gas industry is currently discussing the appropriate balance sheet classification of oil and gas mineral and drilling rights held by lease or contract. The Company classifies these assets as property, plant and equipment in accordance with its interpretation of FAS No. 19 and common industry practice. There is also a view that these mineral rights are intangible assets as defined in FAS No. 141, Business Combinations, and, therefore should be classified separately on the balance sheet as intangible assets. If the accounting for mineral rights held by lease or contract is ultimately changed, the Company believes that any such reclassification of mineral rights could amount to approximately $ 243,058 at September 30, 2004 and $189,656 at September 30, 2003. The determination of this amount is based on the Company's current understanding of this evolving issue and how the provisions of FAS No. 141 might be applied to oil and gas mineral rights. This potential balance sheet reclassification would not affect results of operations or cash flows.

     In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149 ("SFAS 149") "Amendment of Statement 133 on Derivative Instruments and Hedging Activates. " SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and amends and clarifies financial accounting and reporting for derivative instruments. The adoption of SFAS 149 did not have a material effect on the financial position or results of operations.

     In May 2003, the FASB issued Statement No. 150 ("SFAS 150") "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 requires that certain instruments that were previously classified as equity on a Company's statement of financial position now be classified as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have an impact on the Company's results of operations or financial position.

         Hedging Activities:

     Under Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS 138 and SFAS 149), all derivative financial instruments are recognized in the financial statements as either assets or liabilities measured at fair value and the changes in the fair value recognized in income or other comprehensive income, depending on their classification. The Company has no derivative financial instruments.




                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003


NOTE B - SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS

     Details of Short-Term Debt:
                                            June 30, 2005    September 30, 2004
               Ford Credit-Vehicles            $    7,718                $9,414

           Details of Long-Term Debt:

                   Ford Credit-Vehicles            19,958                23,267

                   Total Debt                    $ 27,676              $ 32,681

     The Company had two vehicle notes with Ford Credit, financing two Ford Explorers at September 30, 2004. Payments at $769.08 with no interest and $643.16 with an annual percentage rate of 7.90%. As of June 30, 2005, the Ford Explorer with monthly payments of $769.08 with no interest was paid off.

NOTE C - LEASE OBLIGATIONS

     The Company leases it's office space at an annual rental of Fifteen Thousand Dollars, payable in monthly installments of One Thousand Two Hundred Fifty Dollars each. The five year lease was entered into contract on November 30, 2001. The renewal terms of the lease gives the Company an option to renew the lease for three successive five year periods commencing on the 1st day of December, 2006, respectively, upon all terms, conditions and obligations set forth in the original lease contract. Terms of any renewed lease is based upon the Consumer Price Index-All Urban Consumers, U.S. City Average, published by the Bureau of Labor Statistics of the United States Department of Labor-or such other similar index if the Consumer Price Index is no longer so published. (see Note-E).

NOTE D- SHAREHOLDERS' EQUITY

     The Company amended it's certificate of incorporation to increase the authorized number of shares to 50,000,000 shares of common stock at $0.001 par value and 10,000,000 shares of preferred stock at $0.001 par value. The shares of preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

          There have been no options or warrants issued or granted.



                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003


NOTE E -RELATED PARTY TRANSACTIONS

     The Company leases office space from Harlis Trust, whom the President of the Company, Harry Thompson, is the beneficiary. (see Note-C).

         NOTE F - INCOME TAXES AND TAX BENEFITS

     The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

         Tax Credits Accounted for on the Cost Reduction Method:

     Section 29 tax credits (credit for producing fuel from a nonconventional source) are accounted for as decreases in the production cost of producing natural gas. The credits are included in income through a reduction of the amount of production cost for the period which would otherwise be charged to operations.

     As of September 30, 2003, the Company's year-end and also tax year-end, income taxes have been offset by Code Section 29 tax credits that the Company has generated under Title 26. Section 29 of the Internal Revenue Code specifies a credit of $3 for each barrel-of-oil equivalent (BOE) of qualified fuel produced from a nonconventional source which is attributable to the taxpayer. As of September 30, 2003, credits in the amounts of $ 122,993, were utilized in order to offset income taxes for the current tax period. Also on December 31, 2002, Code Section 29 tax credits expired and therefore the Company has over $250,000 tax credits that can not be utilized unless these credits are extended for another five year period. Although the Company's year ended September 30, 2003, the tax credits could be utilized during that fiscal year since the reporting period was for the income taxable year 2002.





                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003


NOTE F - INCOME TAXES AND TAX BENEFITS (continued)


The federal and state income tax provision (benefit) is summarized as follows:
                                                   Years ended September 30,
                                               2004                       2003

 Current:
        Federal                             $ 118,638                $ 122,993
        State (no tax district)
        Deferred:                           $       0                $       0

     A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:
                                                   Years ended September 30,
                                                       2004               2003


Computed tax at the federal statutory rate of 34%     $  118,638      $ 164,811
State taxes                                                    0              0
Sec 29 tax credits                                             0      (122,993)
Reduction in valuation allowance                               0              0
Reduction in production cost                                   0         81,175

Provision for income taxes                            $  118,638     $  122,993
     Effective tax rate                                       34%           25%


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of September 30, 2004 and 2003, there were no temporary differences between the carrying amounts of assets and liabilities of the Company and therefore, deferred taxes are not applicable.




                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003


NOTE F - INCOME TAXES AND TAX BENEFITS (continued)

The following sets forth certain unaudited quarterly statements of federal and state income tax provision:
                                                     Six months ended June 30,
                                                     2005               2004

Federal                                            $129,211           $ 140,806
State (no tax district)
Deferred                                           $      0           $       0
     Reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes as follows:

Computed tax at the federal statutory rate of 34%   $129,211           $140,806
State taxes                                                0                  0
Sec 29 tax credits                                         0                  0
Reduction in production cost                               0                  0

     Provision for income taxes                      $129,211          $140,806
     Effective tax rate                                   34%               34%



NOTE G - NATURE OF OPERATIONS AFFECTED BY WEATHER AND GENERAL
                    EXPENSES

     The Company has historically experienced variability in revenues and expenses on a quarterly basis. A significant amount of this variability is due to the fact that the Company's business is subject to seasonal fluctuations, with activity in its fourth quarters being adversely affected by weather. In addition, spending patterns of consultants and professional expenses, which often run on a calendar year basis, have resulted in greater volatility of fourth quarter results. Therefore, the results of operations presented for the three months ended September 30, 2004, are not necessarily indicative of results of operations for the full year.






                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003


NOTE H -  GAS RESERVES INFORMATION (unaudited)


     The information presented below represents estimates of proved natural gas reserves. Reserves are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations over prices and costs existing at year end except by contractual arrangements. Proved reserves are estimated quantities of natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future years from known reservoirs. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

     The reserve data presented represents estimates only and should not be construed as being exact. In addition, the standardized measures of discounted future net cash flows may not represent the fair market value of the Company's gas reserves or the present value of future cash flows of equivalent reserves, due to anticipated future changes in gas prices and in production and development costs and other factors for which effects have not been provided.

     The Company's reconciliation of changes in proved reserve quantities is as follows (unaudited): (Also includes estimates from other formations not yet based on reports by the engineer due to time restraints.)

 Developed  reserves:                             (Natural gas )         (MCF)
        Balance October 1, 2001
        Developed reserves                                           5,875,000
                     Production                                     ( 164,216)
        Balance September 30, 2002                                   5,710,784
        Production                                                  ( 288,601)
        Balance September 30, 2003                                   5,422,183
                  Production                                        ( 398,690)
                  Balance September 30, 2004                         5,023,493
                       Production                                    (344,757)
                 Balance June 30, 2005                               4,678,736






                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003


NOTE I - SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES (unaudited)



     The supplementary information summarized below presents the results of natural gas activities in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities".

CAPITALIZED COSTS RELATING TO GAS PRODUCING ACTIVITIES

                          June 30, 2005  September 30,2004  September 30, 2003

Proved gas properties      $  1,842,549       $1,532,771            $ 1,105,099
Less accumulated depreciation,
depletion, and impairment      251,044           159,096                 82,059

Net capitalized costs       $1,591,505        $1,373,675            $ 1,023,040



     COST INCURRED IN GAS PRODUCING ACTIVITIES

                                  Nine months ended  Year ended     Year ended
                                    June 30,       September 30,   September 30,
                                      2005              2004            2003

Property acquisition costs          $309,778          $    0             $   0
Exploration costs                          0               0           156,820
Development costs                          0         427,672                 0

     Property acquisition costs include purchases of proved and unproved gas properties.





                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003

NOTE I - SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES (unaudited) (continued)


     RESULTS OF OPERATIONS FOR GAS PRODUCING ACTIVITIES

                    Nine months ended  Nine months ended Year ended   Year ended
                         June 30,         June 30,         Sept 30,    Sept 30,
                           2005            2004             2004          2003

Gas production        $ 1,541,066       $1,202,048       $1,559,869  $1,079,366
Loss on sale of gas prop.       0                0                0           0
Production costs          805,648          489,581          612,465     363,419
Exploration expenses            0                0                0      79,298
Depreciation, depletion.
amortization and other     78,591            52,187           77,037     66,810

Results of operations for gas
producing activities (excluding
corporate overhead, financ-
ing costs and taxes)     $ 656,827         $ 660,280        $870,367    $569,839


     GAS RESERVE INFORMATION (UNAUDITED)

     The estimates of the Company's proved and unproved gas reserves are based upon evaluations made by management and verified by Steven P. Kohler, engineering consultant, as of September 30, 2004 and 2003, and June 30, 2005. All reserves are located within the United States. Reserves are estimated in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost escalation except by contractual arrangements.

     Proved gas reserves are the estimated quantities of natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.


                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003

NOTE I - SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES (unaudited) (continued)



     GAS RESERVE INFORMATION (UNAUDITED)


     o Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     o Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

     o Estimates of proved reserves do not include the following: (a) oil that may become available from known reservoirs but is classified separately as "indicated additional reservoirs"; (b) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors; (c) crude oil, natural gas and natural gas liquids, that may occur in undrilled prospects; and (d) crude oil and natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.



                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003


NOTE I - SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES (unaudited) (continued)



     GAS RESERVE INFORMATION (UNAUDITED)-continued

     Proved developed gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operation methods. Additional gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     The reserve data presented represents estimates only and should not be construed as being exact. In addition, the standardized measures of discounted future net cash flows may not represent the fair market value of the Company's gas reserves or the present value of future cash flows of equivalent reserves, due to anticipated future changes in gas prices and in production and development costs and other factors for effects have not been proved.

     The following schedule presents the standardized measure of estimated discounted future net cash flows relating to proved gas reserves. The estimated future production is priced at fiscal year-end prices, adjusted only for fixed and determinable increases in natural gas prices provided by contractual agreements. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the proved reserves based on fiscal year-end cost levels. The future net cash flows are reduced to present value amounts by applying a 10% discount factor. The standardized measure of future cash flows was prepared using the prevailing economic conditions existing at September 30, 2004 and 2003 and such conditions continually change. Accordingly such information should not serve as a basis in making any judgement on the potential value of recoverable reserves or in estimating future results of operations (unaudited).





                              WILON RESOURCES, INC.


                    NOTES TO FINANCIAL STATEMENTS (continued)

        Nine months ended June 30, 2005 (unaudited) and 2004 (unaudited)
                         and September 30, 2004 and 2003

NOTE I - SUPPLEMENTAL INFORMATION RELATING TO GAS PRODUCING
                   ACTIVITIES (unaudited) (continued)


GAS RESERVE INFORMATION (UNAUDITED)-continued

                                  Nine months ended    Years ended September 30,
                                   June 30, 2005       2004                 2003

Future cash inflows                 $ 2,136,918      $2,475,875       $1,867,947
Future production costs               ( 758,446)      ( 998,216)       (728,499)
Future development costs               (301,617)       (298,471)      ( 214,748)
Future income tax expense              (398,074)       (431,457)       (314,398)

Future net cash flows                   678,781          747,731        610,302
Less 10% annual discount for
estimated timing of cash flows         (176,554)        (184,618)      (168,094)

Standard measure of discounted future
net cash flows                          $502,227        $563,113       $ 442,208

     The following table summarizes the changes in the standardized measure of discounted future net cash flows estimated production of proved gas reserves after income taxes (unaudited):

                                    Nine months ended  Years ended September 30,
                                      June 30, 2005     2004                2003

Balance, beginning of year               $ 563,113     $442,208         $406,968
Increase in discounted future net cash
flows:
Sales and transfers of gas, net of related
costs                                     (580,722)    (546,087)       (523,236)
Revision of previous quantity/price        305,419      376,491          350,035
Net change in future income taxes          214,417      290,501          208,441

Balance, end of year                    $  502,227     $ 563,113        $442,208



                      Dealer Prospectus Delivery Obligation



     Until ___________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                4,000,000 Common Shares

                                WILON RESOURCES, INC.


               ________________________________________


                               PROSPECTUS


~~~~~~         _________________________________________























                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act provides for the indemnification of the officers, directors and corporate employees and agents of Wilon Resources, Inc. (the "Registrant") under certain circumstances as follows:
48-18-501.  Part definitions.

In this part:

(1)      "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction;

     (2) "Director" means an individual who is or was a director of a corporation including individuals acting pursuant to section 48-18-101, or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on or otherwise involve services by the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director;

(3)      "Expenses"includes counsel fees:

     (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

(5)      "Official capacity" means:

(A) When used with respect to a director, the office of director in a corporation; and

(B) When used with respect to an individual other than a director, as contemplated in section 48-18-507a the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise;

(6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

48-18-502.  Authority to indemnify.

(a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

(1)      The individual's conduct was in good faith; and

(2)      The individual reasonably believed:

(A) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in is best interest; and

     (B) In all other cases, that the individual's conduct was at least not opposed to its best interests; and

     (3) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subdivision (a) (2) (B).


     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d)      A corporation may not indemnify a director under this section:

     (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (2) In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

48-18-503.  Mandatory indemnification.

     Unless limited by its charter, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

48-18-504.  Advance for expenses.

     (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     (1) The director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct descried in section 48-18-502;

     (2) The director furnishes the corporation a written undertaking executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director is not entitled to indemnification; and

(3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this part.

     (b) The undertaking required by subdivision (a) (2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make payment.

     (c) Determinations and authorizations of payments under this section shall be made in the manner specified in section 48-18-506.

48-18-505.        Indemnification of directors.

     Unless a corporation's charter provides otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines the director is:

     (1) Entitled to mandatory indemnification under section 48-18-503, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

     (2) Fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 48-18-502 or was adjudged liable as described in section 48-18-502 (d), but if the director was adjudged so liable the director's indemnification is limited to reasonable expenses incurred.

48-18-506.        Determination and authorization of indemnification.

     (a) A corporation may not indemnify a director under section 48-18-502 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 48-18-502.

(b)      The determination has been made:

(1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2) If a quorum cannot be obtained under subdivision (b) (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

(3)      By independent special legal counsel:

(A) Selected by the board of directors or its committee in the manner prescribed in subdivision (b) (1) or (2); or

     (B) If a quorum of the board of directors cannot be obtained under subdivision (b) (1) and a committee cannot be designated under subdivision ()
(2), selected majority vote of the full board of directors (in which selection directors who are parties may participate); or
(4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision (b)
(3) to select counsel.

48-18-507.        Indemnification of officers, employees and agents.

Unless a corporation's charter provides otherwise:

     (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under section 48-18-503 and is entitled to apply for court-ordered indemnification under section 48-18-505 in each case to the same extent as to a director; and

     (2) The corporation may indemnify and advance expenses under this part to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

     (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

48-18-508.        Insurance.

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under section 48-18-502 or section 48-18-503.

48-18-509.        Application of part.

(a)      The indemnification and advancement of expenses granted pursuant to, or provided by, chapters 11-27 of this title shall not be deemed exclusive of any other rights to which a director seeking indemnification or advancement of expenses may be entitled, whether contained in chapters 11 - 27 of this title, the charter, or the bylaws or, when authorized by such charter or bylaws, in a resolution of shareholders, a resolution of directors, or an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any director if a judgment or other final adjudication adverse to the director establishes the director's liability:

(1) Fro any breach of the duty of loyalty to the corporation or its shareholders;

(2) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

(3)      Under section 48-18-304.

     Nothing contained in chapters 11 - 27 of this title shall affect any rights to indemnification to which corporate personnel, other than directors, may be entitled by contract or otherwise under law. If the charter limits indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the charter.

(b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

 Articles 8 and 9 of the Registrant's amended charter provide as follows:

       Article 8

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Tennessee Business Corporation Act, as the same may be amended and supplemented.

         Article 9

     The Corporation shall, to the fullest extent permitted by the provisions of Tennessee Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action In another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

     2. Derivative Action. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     4. Authorization. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

     5. Advances. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "Corporation" Defined. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee.............   $      507
Legal Fees......................................................       10,000
Accounting Fees.................................................       22,000
Printing and Engraving..........................................          500
Blue Sky Qualification Fees and Expenses........................          500
Transfer Agent Fee..............................................        1,000
Miscellaneous...................................................        1,000
                                                                   -----------
       Total....................................................   $   35,507


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant was formed in October, 1998 under the Tennessee Business Corporation Act. In October, 1998, it issued 1,000 shares of its common stock to Harlis Trust, controlled by Harry Thompson, its President. On March 11, 2003, the registrant amended its charter to authorize 50,000,000 shares of common stock. On that date, it's issued and outstanding stock was forward split in the ratio of 10,400 to 1 so that Harlis Trust owned 10,400,000 shares of common stock. On August 11, 2003, Harlis Trust gifted 100,000 shares each to Amy Pye, Eric Thompson, Kevin Thompson and Stephany Rutledge, the children of Harry Thompson. The forward split of the other shares increased the total outstanding shares to 11,995,000 as of this date.

ITEM 27. EXHIBITS.

        (a) Exhibits.


Exhibit No.   Description
_________     ________________________________
3.1           Form of Amended and Restated Articles of Incorporation.
3.2           Bylaws.
5.1           Opinion re: legality
10.1          Gas Well Operating Agreement.
10.2          Oil,Gas, & Coalbed Methane Lease.
10.3          Engineering Reserve Evaluation Update
10.4          Gas Well Operating Agreement 2.
23.1*         Consent of Drakeford & Drakeford, LLC.
23.2          Consent of Steven P. Kohler,Engineering Consultant
23.3*         Consent of Louis M. Smith, Esq.

* Filed with this amendment.

       (b) Financial Statement Schedules.

     All schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

     (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel he matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                            SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of the filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in Chattanooga, Tennessee on October 11, 2005.



                                                     WILON RESOURCES, INC.


                                                     By:  /s/ Harry Thompson
                                                         -----------------------
                                                         Harry Thompson
                                                         President
                                                         Chief Executive Officer
                                                         Chief Financial Officer


         In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


         SIGNATURE                          TITLE                  DATE
    ------------------              ---------------           ---------------

         /s/ Harry Thompson
         -------------------
         Harry Thompson             President, Treasurer,     October 11, 2005
                                     and a Director


         /s/ Amy Pye
         -------------------
         Amy Pye                    Secretary and a Director  October 11, 2005


         /s/ Eric J. Thompson
         --------------------
         Eric J. Thompson           Vice-President and a
                                            Director          October 11, 2005


         /s/ Bryan P. S. Gray
         --------------------
         Bryan P. S. Gray           Director                  October 11, 2005